SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2003

CAPITAL AUTOMOTIVE REIT
 (Exact name of registrant as specified in its charter)

Maryland	000-23733	54-1870224
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

8270 Greensboro Drive, Suite 950
McLean, Virginia 22102
(703) 288-3075
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits.

     (c) Exhibits

*	99.1 Press Release, dated October 21, 2003, of Capital Automotive REIT.

Item 12. Results of Operations and Financial Condition.

     On October 21, 2003, Capital Automotive REIT issued a press release to report its financial results for the quarter ended September 30, 2003. The release is furnished as Exhibit 99.1 hereto.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL AUTOMOTIVE REIT

By:	/s/ Thomas D. Eckert

Name:	Thomas D. Eckert
Title:	President and Chief Executive Officer

Date: October 21, 2003

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 21, 2003, of Capital Automotive REIT.

Capital Automotive REIT

Press Release

Capital Automotive Reports 2003 Third Quarter Results and Increases 2003 and 2004 Net Income and FFO Guidance

MCLEAN, Va., October 21, 2003 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, today announced financial results for the third quarter ended September 30, 2003. The Company reported record third quarter revenues, net income and funds from operations (FFO).

Total revenues were $43.2 million for the quarter, a 19% increase from revenues of $36.3 million in the third quarter of 2002. Net income for the quarter increased 20% to $13.1 million as compared to $10.9 million in the same quarter last year. Net income per diluted share increased 5% to $0.40 per share from $0.38 per share in the same quarter last year. FFO for the quarter increased 17% to $24.3 million as compared to $20.8 million for the same quarter last year. FFO per diluted share increased 7% to $0.59 per share from $0.55 per share for the same quarter last year.

Total revenues for the nine-month period ended September 30, 2003 were $126.1 million, a 23% increase from revenues of $102.7 million in the same period in 2002. Net income for the nine-month period increased 15% to $37.7 million as compared to $32.7 million for the same period last year. Net income per diluted share increased 5% to $1.22 per share from $1.16 per share for the same period last year. FFO for the nine-month period ended September 30, 2003 increased 15% to $70.9 million as compared to $61.5 million for the same period last year. FFO per diluted share increased 8% to $1.79 per share from $1.67 per share for the same period last year.

Acquisitions Recap

The Company completed approximately $24.4 million of acquisitions during the third quarter, bringing total acquisitions for the year to approximately $130.8 million. The third quarter acquisitions included one auto mall, four other auto retail properties and construction and improvement fundings. These acquisitions contain nine automotive franchises located in four states and have a weighted average initial lease term of 17.7 years, with multiple renewal options exercisable at the option of the tenants. The acquisitions were funded with cash on hand and borrowings on the Company’s short-term credit facilities.

8270 Greensboro Drive, Suite 950 McLean, Virginia 22102
MAIN (703) 288-3075 FAX (703) 288-3375 WEBSITE www.capitalautomotive.com

A summary of the acquisitions is as follows:

•	Two properties totaling approximately $8.7 million leased to affiliates of Sonic Automotive, Inc. (NYSE:SAH), located in Alabama. Included in the acquisition is a collision center and an auto mall that currently has three franchises (Audi, Land Rover and Porsche). Three additional franchises (BMW, Cadillac and Lexus) will be constructed on the auto mall during the next six months. The Company has committed to fund approximately $18 million for the construction of these new dealerships upon satisfactory completion of each facility subject to due diligence and customary closing conditions. Sonic is one of the largest automotive retailers in the United States operating 192 franchises and 42 collision repair centers. As of September 30, 2003, the Company leased 86 properties to affiliates of Sonic, representing approximately 23% of the Company’s total annualized rental revenue.

•	One property totaling approximately $7.5 million leased to a subsidiary of UnitedAuto Group, Inc. (NYSE:UAG), located in Arizona. A Ford franchise is operated on the property. UnitedAuto is one of the largest auto retailers in the United States operating 134 franchises in the U.S. and 79 franchises internationally, primarily in the United Kingdom. As of September 30, 2003, the Company leased 17 properties to subsidiaries of UnitedAuto, representing approximately 11% of the Company’s total annualized rental revenue.

•	Two properties totaling approximately $5.5 million leased to subsidiaries of Asbury Automotive Group, Inc. (NYSE:ABG), located in Georgia and Mississippi. Five franchises (Buick, Cadillac, Chevrolet, GMC and Pontiac) and a collision center are operated on these properties. Asbury is one of the largest auto retailers in the United States operating 95 automobile retail stores, encompassing 138 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. As of September 30, 2003, the Company leased 11 properties to subsidiaries of Asbury, representing approximately 3% of the Company’s total annualized rental revenue.

•	Construction and improvement fundings, totaling approximately $2.7 million, all of which were transacted with existing tenants.

Commenting on today’s news, Thomas D. Eckert, President and Chief Executive Officer, stated, “Our third quarter results continue to demonstrate our ability to achieve solid growth as well as provide our shareholders with stable, predictable cash flows over the long-term. We continue to execute our core strategy of partnering with high quality tenants and providing those tenants with timely, cost effective, value-added capital solutions for their real estate needs. Both private and public dealer groups continue to perform very well, as witnessed by our high rent coverage ratios. In addition, our robust pipeline and opportunities in the market should allow us to continue our growth in the future.”

Risk Management

As of September 30, 2003, Capital Automotive’s portfolio was 100% occupied and, since its inception, there has never been a rental payment default. On a quarterly basis, the Company performs a credit review of virtually all tenants in its portfolio, utilizing their financial statements. The Company’s rent coverage ratio, which is one of the primary metrics that the Company uses to define the stability of its tenants’ cash flow, remains high. As of June 30, 2003, the most recent quarter of analysis, the weighted average operating cash flow of the Company’s tenants exceeded 3.5 times the amount of their rental payments. At the end of the third quarter, the Company held lease security deposits and letters of credit totaling approximately $13 million. Additionally, as of September 30, 2003, the Company had accumulated depreciation of approximately $108.1 million representing approximately 6.3% of its real estate portfolio. The weighted average remaining lease term of the portfolio is 11.2 years as of September 30, 2003 and the earliest meaningful lease expirations do not occur until 2008.

The Company’s debt to assets (total assets plus accumulated depreciation) ratio was approximately 59% and debt to total market capitalization was approximately 46% as of September 30, 2003. Of the debt outstanding at September 30, 2003, approximately 91% was substantially match-funded with related leases. Virtually all of the Company’s long-term debt is secured financing which has a weighted average remaining term of 10.9 years. The Company’s earliest significant long-term debt maturity is not until 2011. For the three months and the trailing 12 months ended September 30, 2003, the Company’s interest coverage and debt service coverage ratios were 2.5 and 1.6, respectively.

Earnings Guidance

In light of the third quarter results, the Company’s strong acquisition pace, and the current interest rate environment, the Company is raising its 2003 earnings guidance. The Company’s new FFO per diluted share guidance for 2003 is $2.39, up from its previous guidance of $2.38 and a 6% increase over 2002. The Company’s net income per diluted share guidance is $1.62, an increase of $0.01 per share from its previous guidance. The Company’s revised 2003 guidance assumes LIBOR rises to 1.25% from current levels for the remainder of this year and, additional property acquisitions of approximately $25 million.

The Company is also raising its 2004 FFO and net income guidance. The Company’s new FFO guidance range is $2.47 to $2.52 per diluted share, up from its previous guidance range of $2.45 to $2.50 per diluted share. The Company’s new net income guidance range is $1.67 to $1.71 per diluted share, up from its previous guidance range of $1.65 to $1.69 per diluted share. The 2004 guidance assumes property acquisitions of approximately $150 million. The high end of the Company’s earnings guidance assumes LIBOR remains at current levels, which is approximately 1.1%. The low end of the range assumes LIBOR rises ratably from current levels to 3% during 2004. Because of the nature of the Company’s variable rate lease program, if LIBOR rises to greater than 3% for the year, the Company’s results should fall within the guidance range.

David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer added, “We are very pleased with our operating results for the third quarter and remain confident in the execution of our 2003 and 2004 business plans. We believe that our current capital structure provides us with the flexibility to successfully execute on the many opportunities in our marketplace. In addition, we believe that our FFO and net income growth for 2005 and 2006 will be in excess of 6% per annum based on substantial internal growth during those periods.”

As previously announced, the Company’s Board of Trustees declared a cash dividend of $0.414 per share for the third quarter. The dividend is payable on November 20, 2003 to shareholders of record as of November 10, 2003. The third quarter dividend is the 23rd consecutive increase in the quarterly dividend and represents an annualized rate of $1.656 per share and a 5.2% yield based on Friday’s closing stock price. The Company’s dividend payout ratio for the third quarter of 2003 was approximately 70% of FFO. The Company estimates approximately 27-30% of its 2003 annual dividend will be a return of capital, which is not taxed as ordinary income to its shareholders. The Company reaffirms its 2004 annual dividend guidance of $1.70 per share.

Management Appointments

David Kay, the Company’s Chief Financial Officer has been named Treasurer and will expand his role by directing the Company’s debt finance efforts. He has replaced Peter Staaf, who will retire effective January 31, 2004. James Kahler, who has been employed by the Company since October 1997 and has held several positions in acquisitions and portfolio management, will continue his role as Assistant Treasurer. “We have been transitioning the Treasury function to David and James over the past year. I am very confident that these highly competent executives will continue to execute this critical function within our business,” said Thomas D. Eckert, President and Chief Executive Officer.

The Company has also appointed Lisa Clements to serve as Chief Accounting Officer. Ms. Clements has served as the Company’s Controller since joining the Company in January 1998. She will continue to be responsible for the Company’s financial reporting as well as compliance with new disclosure controls and accounting standards under the Sarbanes-Oxley Act. “Lisa has done an outstanding job at Capital Automotive. Her knowledge and experience are essential to governing our company’s financial reporting function as well as providing full transparency for our shareholders and other stakeholders,” said Thomas D. Eckert, President and Chief Executive Officer.

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust that acquires real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s Web site at http://www.capitalautomotive.com.

As of September 30, 2003, the Company had invested more than $1.7 billion in 313 properties, consisting of 436 automotive franchises in 30 states. Approximately 76% of the Company’s total real estate investments are located in the top 50 metropolitan areas in the U.S. in terms of population. Approximately 73% of the Company’s portfolio is invested in properties leased to the “Top 100” dealer groups as published by Automotive News. The properties are leased under long-term, triple-net leases with a weighted average initial lease term of 14.4 years.

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the Company’s future operations will depend on a number of factors that may differ, some materially, from the Company’s assumptions. These factors, which could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements, include risks that our tenants will not pay rent; risks related to our reliance on a small number of tenants for a significant portion of our revenue; risks of financing, such as our ability to meet existing financial covenants and to consummate planned and additional financings on terms that are acceptable to us; risks that our growth will be limited if we cannot obtain additional capital; risks that planned and additional acquisitions may not be consummated; risks related to the automotive industry, such as the ability of our tenants to compete effectively in the automotive retail industry and the ability of our tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and those risks detailed from time to time in the Company’s SEC reports, including its Form 8-K/A filed on February 12, 2003, its annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company makes no promise to update any of the forward-looking statements or to publicly release the results if the Company revises any of them.

Contact Information
David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302

CAPITAL AUTOMOTIVE REIT
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Statements of Operations:
Revenue:
Rental	$43,013	$36,067	$125,309	$102,243
Interest and other	144	241	783	505

Total revenue	43,157	36,308	126,092	102,748

Expenses:
Depreciation and amortization	7,834	6,776	22,936	18,933
General and administrative	2,546	2,026	7,172	6,136
Interest	16,323	13,558	48,160	35,376

Total expenses	26,703	22,360	78,268	60,445

Income from continuing operations before minority interest	16,454	13,948	47,824	42,303
Minority interest	(3,383)	(3,286)	(10,335)	(10,013)

Income from continuing operations	13,071	10,662	37,489	32,290
Income from discontinued operations	—	40	171	180
Gain on sale of real estate	—	222	58	222

Total discontinued operations	—	262	229	402

Net income	$13,071	$10,924	$37,718	$32,692

Basic earning per share:
Income from continuing operations	$0.41	$0.38	$1.24	$1.18
Net income	$0.41	$0.39	$1.24	$1.20
Diluted earnings per share:
Income from continuing operations	$0.40	$0.37	$1.21	$1.15
Net income	$0.40	$0.38	$1.22	$1.16
Weighted average number of common shares — basic	31,919	27,917	30,303	27,291

Weighted average number of common shares — diluted	32,731	28,956	31,198	28,454

Funds From Operations (FFO):
Net income	$13,071	$10,924	$37,718	$32,692
Adjustments:
Add: Real estate depreciation and amortization	7,817	6,777	22,882	18,992
Add: Minority interest related to income from continuing operations and income from discontinued operations	3,383	3,298	10,384	10,070
Less: Gain on sale of real estate	—	(222)	(58)	(222)

FFO (A)	$24,271	$20,777	$70,926	$61,532

Basic FFO per share	$0.60	$0.57	$1.83	$1.72

Diluted FFO per share	$0.59	$0.55	$1.79	$1.67

Weighted average number of common shares and units — basic	40,185	36,526	38,652	35,774

Weighted average number of common shares and units — diluted	40,997	37,565	39,547	36,937

Other financial information:
Straight-lined rental income	$1,212	$1,157	$3,697	$3,875

2003 and 2004 Earnings Guidance and Reconciliation of FFO to Net Income:

	Projected Year Ended

	December 31,	December 31, 2004
	2003
		Low-End	High-End

Net income	$51,000	$55,300	$56,900
Adjustments:
Add: Real estate depreciation and amortization	30,800	33,400	33,400
Add: Minority interest related to income from continuing operations and income from discontinued operations	13,800	13,800	14,300
Less: Gain on sale of real estate	(60)	—	—

FFO (A)	$95,540	$102,500	$104,600

Weighted average number of common shares used to compute fully diluted earnings per share	31,500	33,200	33,200
Weighted average number of common shares and units used to compute fully diluted FFO per share	40,000	41,500	41,500
Net income per diluted share	$1.62	$1.67	$1.71

FFO per diluted share	$2.39	$2.47	$2.52

(A)  The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under generally accepted accounting principles (GAAP). FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by the Company, is net income (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations, and excluding gains from sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure.

Calculation of Interest Coverage and Debt Service Coverage Ratios:

     We consider the interest coverage and debt service coverage ratios meaningful financial performance measures of liquidity as they provide our investors with information pertaining to our ability to satisfy our debt service requirements. These measures are typically used by our lenders in assessing our compliance with certain debt covenants. These ratios are considered non-GAAP financial measures because they are calculated using Earnings Before Interest, Taxes, Depreciation and Amortization, commonly referred to as EBITDA. These ratios should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

     The following is a calculation of these ratios for the three months and twelve months ended September 30, 2003 (dollars in thousands). The calculation includes a reconciliation of EBITDA to its most directly comparable GAAP measure, net income.

	Three months	Twelve months
	ended September	ended September 30,
	30, 2003	2003

Interest Coverage Ratio:
Net income before minority interest	$16,454	$62,645
Interest Expense	16,323	63,449
Depreciation and amortization	7,834	30,311

EBITDA	$40,611	$156,405
Interest Coverage Ratio (EBITDA divided by Interest Expense)	2.5	2.5

Debt Service Coverage Ratio (DSCR):
Interest Expense	$16,323	$63,449
Principal amortization for the period	9,077	32,669

	$25,400	$96,118
DSCR (EBITDA divided by Interest Expense + Principal Amortization)	1.6	1.6

	September 30,	December 31,
	2003	2002

Selected Balance Sheet Data (in thousands)
Real estate before accumulated depreciation	$1,702,771	$1,574,153
Cash and cash equivalents	18,143	7,442
Other assets*	53,643	46,398
Total assets	1,666,433	1,542,470
Mortgage debt	1,017,616	898,733
Borrowings under credit facilities	30,002	111,096
Total other liabilities	38,097	35,970
Minority Interest	118,596	116,048
Total shareholders’ equity	462,122	380,623
* Other assets includes:
Straight-lined rents receivable	15,507	11,832
Deferred loan fees, net	18,358	13,391
Total shares outstanding	32,450	28,321
Total shares and units outstanding	40,716	36,881

	September 30,	December 31,
Selected Portfolio Data (unaudited)	2003	2002

Properties	313	292
States	30	28
Land acres	2,234	2,076
Square footage of buildings (in millions)	12.8	11.9
Weighted average initial lease term (in years)	14.4	14.3
Franchises	436	412